PROSPECTUS SUPPLEMENT #5
Dated: January 29, 2004	Filed Pursuant to Rule 424(b)(3)
To Prospectus dated August 4, 2003	Registration No. 333-107321

WMS INDUSTRIES INC.

$115,000,000

2.75% Convertible Subordinated Notes due July 15, 2010
and the Common Stock, par value $0.50 per share, issuable upon conversion of the Notes

     This prospectus supplement supplements our prospectus dated August 4, 2003, relating to the resale by the selling securityholders of up to $115,000,000 aggregate principal amount of our 2.75% Convertible Subordinated Notes due July 15, 2010 and the shares of our common stock into which the notes are convertible. The terms of the notes are set forth in the prospectus dated August 4, 2003. This prospectus supplement should be read in conjunction with our prospectus, which must be delivered together with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

Investing in the notes or our common stock involves risks.
Please refer to the section titled “Risk Factors” beginning on page 6 of the accompanying prospectus for a discussion of these risks.

     The following table sets forth information we have received from the selling securityholders as of the date of this prospectus supplement, relating to the beneficial ownership of the notes and shares of our common stock. Selling securityholders listed in the Selling Securityholders’ table in the prospectus and supplement(s) may have sold or transferred some or all of their notes or the underlying common stock since the date on which we received the information pertaining to such securityholder. We undertake no obligation to update this information. Information about additional selling securityholders will be contained in supplements to the prospectus.

     The table below supplements or amends the table of selling securityholders contained under the heading “Selling Securityholders” on pages 37-38 of the prospectus, as supplemented or amended in previous prospectus supplements. Where the name of a selling securityholder identified in the table below also appears in the table in the prospectus or in a previous prospectus supplement, the information set forth in the table below regarding that selling securityholder supersedes the information in the prospectus or in a previous prospectus supplement, as applicable.

	Principal Amount		Number of Shares	Percentage of
Name of	of Notes Beneficially	Percentage of	of Common Stock	Common Stock
Selling Securityholder (1)	Owned that May be Sold	Notes Outstanding	that May be Sold(2)	Outstanding (3)

Sturgeon Limited	$122,000	*	6,167	*	%
Singlehedge U.S. Convertible Arbitrage Fund	$164,000	*	8,291	*	%
CooperNeff Convertible Strategies (Cayman) Master Fund, L.P.	$852,000	*	43,073	*	%
BNP Paribas Equity Strategies, SNC	$862,000	*	43,579	*	%

*	Less than 1%.

(1)	Except as otherwise indicated, the selling securityholders listed above reported no beneficial ownership of WMS securities. Except as otherwise indicated, the selling securityholders listed above reported no material relationships with WMS within the past three years.

(2)	Assumes conversion of all of the holders’ notes at a conversion price of $19.78 per share of common stock. However, this conversion is subject to adjustment as described under “Description of Notes — Conversion Rights” in the prospectus. As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(3)	Calculated under Rule 13d-3(d)(1)(i) of the Securities Exchange Act based on 29.8 million shares of common stock outstanding as of January 21, 2004. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder’s notes, but none of any other holders’ notes. Assumes that holders do not beneficially own any common stock other than the common stock issuable upon conversion of the notes or as otherwise noted.

     Because the selling securityholders may offer all or some of their notes or the underlying common stock at various times, we cannot estimate the amount of the notes or underlying common stock that will be held by the selling securityholders upon the termination of any particular offering. See “Plan of Distribution” in the prospectus.